                                                  ------------------------------
                                                           OMB APPROVAL
                                                  ------------------------------
                                                  OMB Number
                                                  Expires:
                                                  Estimated average burden
                                                  hours per response ....... 0.5
                                                  ------------------------------

                     U.S. SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                     FORM 4

                  STATEMENT OF CHANGES IN BENEFICIAL OWNERSHIP

    Filed pursuant to Section 16(a) of the Securities Exchange Act of 1934,
       Section 17(a) of the Public Utility Holding Company Act of 1935 or
               Section 30(f) of the Investment Company Act of 1940

[ ] Check this box if no longer subject of Section 16. Form 4 or Form 5 obligations may continue. See Instruction 1(b).

================================================================================
1. Name and Address of Reporting Person*

Softline Limited
--------------------------------------------------------------------------------
   (Last)                           (First)             (Middle)

16 Commerce Crescent, Eastgate Extension 13
--------------------------------------------------------------------------------
                                    (Street)

Sandton 2148 South Africa
--------------------------------------------------------------------------------
   (City)                           (State)              (Zip)

================================================================================
2. Issuer Name and Ticker or Trading Symbol

SVI Holdings, Inc. (SVI)
================================================================================
3. IRS or Social Security Number of Reporting Person (Voluntary)

--
================================================================================
4. Statement for Month/Year

April 1999
================================================================================
5. If Amendment, Date of Original (Month/Year)

N/A
================================================================================
6. Relationship of Reporting Person to Issuer
   (Check all applicable)

   [   ]   Director                             [ X ]   10% Owner
   [   ]   Officer (give title below)           [   ]   Other (specify below)

================================================================================
7. Individual or Joint/Group Filing (Check applicable line)

   [X] Form filed by one Reporting Person
   [ ] Form filed by more than one Reporting Person

================================================================================
           Table I -- Non-Derivative Securities Acquired, Disposed of,
                             or Beneficially Owned
================================================================================

                                                                                                            6.
                                                             4.                              5.             Owner-
                                                             Securities Acquired (A) or      Amount of      ship
                                                3.           Disposed of (D)                 Securities     Form:     7.
                                                Transaction  (Instr. 3, 4 and 5)             Beneficially   Direct    Nature of
                                  2.            Code         ------------------------------- Owned at End   (D) or    Indirect
1.                                Transaction   (Instr. 8)                   (A)             of Month       Indirect  Beneficial
Title of Security                 Date          ------------     Amount      or     Price    (Instr. 3      (I)       Ownership
(Instr. 3)                        (mm/dd/yy)     Code     V                  (D)             and 4)         (Instr.4) (Instr. 4)
------------------------------------------------------------------------------------------------------------------------------------

Common Stock                      04/14/99       X               1,994,267   A      $2.00    18,678,261     D         N/A
------------------------------------------------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------------------------------------------

====================================================================================================================================

* If the Form is filed by more than one Reporting Person, see Instruction
  4(b)(v).

Reminder: Report on a separate line for each class of securities beneficially owned directly or indirectly.

Table II -- Derivative Securities Acquired, Disposed of, or Beneficially Owned (e.g., puts, calls, warrants, options, convertible securities)

================================================================================

                                                                                                         9.        10.
                                                                                                         Number    Owner-
                                                                                                         of        ship
                2.                                                                                       Deriv-    of
                Conver-                    5.                                 7.                         ative     Deriv-   11.
                sion                       Number of                          Title and Amount           Secur-    ative    Nature
                of                         Derivative       6.                of Underlying     8.       ities     Secur-   of
                Exer-             4.       Securities       Date              Securities        Price    Bene-     ity:     In-
                cise     3.       Trans-   Acquired (A)     Exercisable and   (Instr. 3 and 4)  of       ficially  Direct   direct
                Price    Trans-   action   or Disposed      Expiration Date   ----------------  Deriv-   Owned     (D) or   Bene-
1.              of       action   Code     of(D)            (Month/Day/Year)           Amount   ative    at End    In-      ficial
Title of        Deriv-   Date     (Instr.  (Instr. 3,       ----------------           or       Secur-   of        direct   Owner-
Derivative      ative    (Month/  8)       4 and 5)         Date     Expira-           Number   ity      Month     (I)      ship
Security        Secur-   Day/     ------   ------------     Exer-    tion              of       (Instr.  (Instr.   (Instr.  (Instr.
(Instr. 3)      ity      Year)    Code V    (A)   (D)       cisable  Date     Title    Shares   5)       4)        4)       4)
------------------------------------------------------------------------------------------------------------------------------------

Options to      $2.00    04/14/99 X               1,994,267 02/01/97 11/30/03 Common   1,994,267  N/A   443,733   D         N/A
Purchase                                                                      Stock
------------------------------------------------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------------------------------------------

====================================================================================================================================

Explanation of Responses:


/s/ David L. Reese, as attorney
in fact for Softline Limited                                   July 8, 1999
---------------------------------------------            -----------------------
      **Signature of Reporting Person                             Date


** Intentional misstatements or omissions of facts constitute Federal Criminal Violations.

       See 18 U.S.C. 1001 and 15 U.S.C. 78ff(a).

Note: File three copies of this Form, one of which must be manually signed. If space provided is insufficient, see Instruction 6 for procedures.


       Alternatively, this Form is permitted to be submitted to the Commission in electronic format at the option of the reporting person pursuant to Rule 101(b)(4) of Regulation S-T.


                                  Page 2 of 2